Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Senior Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Fifth & Pacific Companies, Inc.	Fifth & Pacific Companies, Inc.
201.295.7515	212.626.3408

FIFTH & PACIFIC COMPANIES, INC. REPORTS 1st QUARTER RESULTS

•      Reports Q1 2013 adjusted EBITDA of $2 million, net of foreign currency transaction adjustments

•      Reports Q1 2013 GAAP diluted loss per share from continuing operations of ($0.33) and adjusted loss per share of ($0.16)

•      Reaffirms 2013 adjusted EBITDA guidance of $120 to $150 million, net of foreign currency transaction adjustments

New York, NY – May 2, 2013 – Fifth & Pacific Companies, Inc. (NYSE:FNP) today announced earnings for the first quarter of 2013. For the first quarter of 2013 on a GAAP basis, loss from continuing operations was ($39) million, or ($0.33) per share, compared to loss from continuing operations of ($52) million, or ($0.51) per share, for the first quarter of 2012.

Net sales for the first quarter of 2013 were $372 million, an increase of $55 million, or 17.2%, from the comparable 2012 period. Adjusted loss per share from continuing operations for the first quarter of 2013 was ($0.16), compared to adjusted loss per share from continuing operations of ($0.22) for the first quarter of 2012.

Adjusted EBITDA, net of foreign currency transaction adjustments, was $2 million for the first quarter of 2013 and ($1) million for the first quarter of 2012.

The Company also announced first quarter 2013 direct-to-consumer comparable sales as follows:

Brand	Q1
kate spade	22%
Lucky Brand	2%
Juicy Couture	(2%)

William L. McComb, Chief Executive Officer of Fifth & Pacific Companies, Inc., said: “We were pleased with the performance of kate spade and Lucky Brand during the quarter, where both brands had solid increases in net sales and adjusted EBITDA. kate spade posted a 63% increase in total net sales and a 22% increase in direct-to-consumer comparable sales, driven by strong performance in all channels of its business. Excluding the impact of $25 million in net sales associated with kate spade Japan, net sales for kate spade increased 34%. We also remain excited about the prospects for the recently launched Kate Spade Saturday lifestyle brand, which is off to a promising start. Adjusted EBITDA for kate spade was ahead of plan in the quarter, despite the planned dilution on adjusted EBITDA margin resulting from the reporting impact of the kate spade Japan acquisition, the launch of Kate Spade Saturday, the expansion of jack spade and the start-up of operations for the brand in Asia.”

Mr. McComb concluded: “At Lucky Brand, total net sales increased 16% in the first quarter, driven primarily by the timing impact of wholesale shipments, while direct-to-consumer comparable sales increased 2% in the quarter. Lucky continued to generate strong full price selling in the quarter which resulted in direct–to-consumer gross margin improvement of approximately 210 basis points compared to last year. Performance at Juicy Couture in the first quarter was consistent overall with our expectation as gross margins were down significantly compared to 2012.  Total net sales for the brand were down (11%) in the quarter and direct-to-consumer comparable sales decreased (2%). We believe that the underlying issues at Juicy are being corrected under the direction of its new CEO, Paul Blum, and his team. For fiscal 2013, we continue to forecast adjusted EBITDA, net of foreign currency transaction adjustments, in the range of $120 to $150 million.”

The adjusted results for the first quarter of 2013 and 2012, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, impairment of intangible assets, losses on extinguishment of debt and interest expense charges related to a multi-employer pension withdrawal liability. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information,” provide a full reconciliation of actual results to the adjusted results. We present Adjusted EBITDA, which we define as income (loss) from continuing operations, adjusted to exclude income tax provision (benefit), interest expense, net, depreciation and amortization, net, losses on extinguishment of debt, expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges, losses on asset disposals and non-cash share-based compensation expense. We also present Adjusted EBITDA, net of foreign currency transaction adjustments, which is Adjusted EBITDA further adjusted to exclude unrealized and certain realized foreign currency transaction adjustments, net. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The Company will sponsor a conference call at 10:00am eastern time today to discuss its results for the first quarter of 2013. The dial-in number is 1-888-694-4676 with pass code 35104479. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Fifth & Pacific website at www.fifthandpacific.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the first quarter of fiscal 2013, filed with the Securities and Exchange Commission.

FIRST QUARTER  RESULTS

Adjusted EBITDA

During the fourth quarter of 2012, we determined that our measure of segment profitability is Adjusted EBITDA of each reportable segment.  Accordingly, our CEO evaluates performance and allocates resources based primarily on Segment Adjusted EBITDA.  Segment Adjusted EBITDA is also a key metric utilized in our annual bonus and long-term incentive plans.  Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives and brand-exiting activities; and (iii) losses on asset disposals and impairments. Unallocated Corporate costs also exclude non-cash share-based compensation expense.  Therefore, Segment Adjusted

EBITDA does not include Corporate costs associated with the following functions: corporate finance, investor relations, communications, legal, human resources and information technology shared services and costs of executive offices and corporate facilities, which are included in Unallocated Corporate costs. We do not allocate amounts reported below Operating loss to our reportable segments, other than equity income (loss) in equity method investees.  Our definition of Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Overall Results

Net sales from continuing operations for the first quarter of 2013 were $372 million, an increase of $55 million, or 17.2% from the first quarter of 2012, reflecting an increase in sales in our kate spade and Lucky Brand segments, partially offset by a decline in sales in our Juicy Couture and Adelington Design Group segments.

Gross profit as a percentage of net sales decreased to 54.9% in the first quarter of 2013, compared to 56.5% in the comparable 2012 period, primarily reflecting increased promotional activity in our Juicy Couture segment and a higher percentage of wholesale sales at our Lucky Brand segment, which run at a lower gross profit rate than the Company average, partially offset by increased gross profits in our kate spade segment, which run at a higher gross profit rate than the Company average.

Selling, general & administrative expenses (“SG&A”) increased $15 million, or 7.2%, to $227 million in the first quarter of 2013 compared to the first quarter of 2012. The increase in SG&A reflected the following:

•

A $34 million increase in SG&A in our kate spade and Lucky Brand segments, primarily related to direct-to-consumer expansion reflecting: (i) increased compensation related expenses; (ii) increased rent, concession fees and other store operating expenses; and (iii) increased e-commerce fees and advertising expenses. The increase also included incremental SG&A associated with kate spade Japan and the launch of Kate Spade Saturday;

•	A $16 million decrease associated with reduced costs at Corporate and in our Juicy Couture and Adelington Design Group segments; and
•	A $3 million decrease in expenses associated with our streamlining initiatives and brand-exiting activities.

SG&A as a percentage of net sales was 61.1% in the first quarter of 2013, compared to 66.9% in the first quarter of 2012, primarily reflecting increased net sales in our kate spade and Lucky Brand segments, which exceeded the proportionate increase in SG&A in those segments, and reduced SG&A in our Adelington Design Group segment.

Operating Loss was ($23) million ((6.2%) of net sales) in the first quarter of 2013 compared to an operating loss of ($33) million ((10.4%) of net sales) in the first quarter of 2012.

Other Expense, net was ($2) million in the first quarter of 2013, flat compared to the first quarter of 2012, primarily reflecting (i) foreign currency transaction gains and losses and (ii) equity in (losses) earnings of our investments in equity investees.

Loss on Extinguishment of Debt was ($1) million in the first quarter of 2013 resulting from the conversion of $11 million of our Convertible Notes into 3.2 million shares of our common stock.

During the first quarter of 2012, we recorded a ($3) million loss on the extinguishment of debt in connection with the conversion of $23 million of our Convertible Notes into 6.5 million shares of our common stock and the repurchase of 40 million euro aggregate principal amount of our Euro Notes.

Interest expense, net was $12 million in the first quarter of 2013, flat compared to the first quarter of 2012, primarily reflecting an increase of $3 million related to the Senior Notes, substantially offset by a $3 million decrease in interest on the Euro Notes and Convertible Notes.

Provision for Income Taxes was $1 million in the first quarter of 2013 and 2012, primarily representing increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

Loss from continuing operations in the first quarter of 2013 was ($39) million, or ($0.33) per share, compared to a loss of ($52) million, or ($0.51) per share in the first quarter of 2012. Adjusted loss per share from continuing operations in the first quarter of 2013 was ($0.16), compared to adjusted loss per share from continuing operations of ($0.22) in the first quarter of 2012.

Net loss in the first quarter of 2013 was ($52) million, inclusive of losses related to discontinued operations of ($13) million, compared to net loss of ($61) million, inclusive of losses related to discontinued operations of ($9) million, in the first quarter of 2012. Net loss per share was ($0.44) in the first quarter of 2013, compared to net loss per share of ($0.60) in the first quarter of 2012.

Balance Sheet and Cash Flow

Accounts Receivable increased $10 million, or 10.9%, at the end of the first quarter of 2013 compared to the first quarter of 2012, primarily due to increased wholesale sales in our Lucky Brand and kate spade segments and the impact of the kate spade Japan acquisition, partially offset by decreased wholesale sales in our Juicy Couture segment.

Inventories increased $43 million, or 24.5%, at the end of the first quarter of 2013 compared to the first quarter of 2012, primarily due to an increase in kate spade inventory to support growth initiatives and the impact of the kate spade Japan acquisition.

Cash flow used in continuing operating activities for the last twelve months was ($11) million.

Debt outstanding increased to $439 million compared to $398 million in the first quarter of 2012. We ended the first quarter of 2013 with $7 million in cash and cash equivalents and marketable securities, compared to $80 million at the end of the first quarter of 2012. The $114 million increase in our net debt position over the last twelve months primarily reflected: (i) the funding of $93 million of capital and in-store shop expenditures over the last 12 months; (ii) the use of $41 million for the acquisition of kate spade Japan; and (iii) the conversion of $60 million aggregate principal amount of our Convertible Notes into 17.4 million shares of our common stock.

Segment Highlights

Net sales and Segment Adjusted EBITDA for our reportable segments are provided below:

Juicy Couture

Net sales for Juicy Couture were $98 million, a 10.7% decrease compared to 2012, which primarily reflected decreases in our wholesale non-apparel, wholesale apparel and specialty retail operations, partially offset by an increase in our outlet operations.

Store counts and key operating metrics are as follows:

—

We ended the quarter with 75 specialty retail stores, 53 outlet stores and 2 concessions, reflecting the closure (net of openings) of 3 specialty stores and 3 concessions and the opening (net of closures) of 2 outlet stores over the past 12 months;

—	Average retail square footage in the first quarter was approximately 418 thousand square feet, a 1.4% decrease compared to 2012;
—	Sales per square foot for comparable stores for the latest twelve months were $646; and
—	Comparable direct-to-consumer sales (inclusive of e-commerce and concessions) decreased (2%) in the first quarter of 2013.

Juicy Couture Segment Adjusted EBITDA in the first quarter was ($8) million ((8.4%) of net sales), compared to Segment Adjusted EBITDA of $3 million (2.8% of net sales) in 2012.

Lucky Brand

Net sales for Lucky Brand were $117 million, a 16.5% increase compared to 2012, reflecting increases in our wholesale apparel and outlet operations, partially offset by a decrease in our wholesale non-apparel operations.

Store counts and key operating metrics are as follows:

—

We ended the quarter with 171 specialty retail stores and 50 outlet stores, reflecting the opening (net of closures) of 9 outlet stores and the closure (net of openings) of 7 specialty retail stores over the last 12 months;

—	Average retail square footage in the first quarter was approximately 560 thousand square feet, a 0.8% increase compared to 2012;
—	Sales per square foot for comparable stores for the latest twelve months were $462; and
—	Comparable direct-to-consumer sales (inclusive of e-commerce) increased 2% in the first quarter of 2013.

Lucky Brand Segment Adjusted EBITDA in the first quarter was $5 million (4.5% of net sales), compared to Segment Adjusted EBITDA of ($1) million ((0.9%) of net sales) in 2012.

kate spade

Net sales for kate spade were $141 million, a 63.1% increase compared to 2012, reflecting increases across substantially all operations in the segment. Net sales for the first three months of 2013 included $25 million of kate spade Japan net sales.

Store counts and key operating metrics are as follows:

—

We ended the quarter with 86 specialty retail stores, 41 outlet stores and 35 concessions, reflecting the opening (net of closures) of 13 specialty retail stores, 12 outlet stores and 3 concessions over the last 12 months and the addition of 21 specialty retail stores and 32 concessions resulting from the kate spade Japan acquisition;

—	Average retail square footage in the first quarter was approximately 224 thousand square feet, a 42.0% increase compared to 2012;
—	Sales per square foot for comparable stores for the latest twelve months were $1,144; and

—	Comparable direct-to-consumer sales (inclusive of e-commerce) increased 22% in the first quarter of 2013.

kate spade Segment Adjusted EBITDA in the first quarter was $19 million (13.4% of net sales), compared to Segment Adjusted EBITDA of $17 million (19.1% of net sales) in 2012.

Adelington Design Group

Net sales for the Adelington Design Group segment decreased $5 million, or 22.9%, in the first quarter to $15 million, primarily reflecting a $4 million decrease in net sales related to our former licensed DKNY® Jeans brand and other brands that have been licensed or exited.

Adelington Design Group Segment Adjusted EBITDA in the first quarter was $4 million (25.0% of net sales), compared to Segment Adjusted EBITDA of $2 million (7.9% of net sales) in 2012.

Corporate

Unallocated Corporate Costs decreased from ($21) million in the first quarter of 2012 to ($17) million in 2013, primarily reflecting reduced payroll and related expenses, occupancy costs and professional fees.

About Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies, Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development group, markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines and Kohl’s via an exclusive supplier agreement for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the club store channel. Fifth & Pacific Companies, Inc. maintains a noncontrolling stake in Mexx, a European and Canadian apparel and accessories retail-based brand. Visit www.fifthandpacific.com for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in, or incorporated by reference into, this press release, future filings by us with the Securities and Exchange Commission (“SEC”), our press releases, and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements, including, without limitation: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility (as amended to date, the “Amended Facility”), may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our Amended Facility and the borrowing base requirement in our Amended Facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our Amended Facility that requires us to maintain availability in excess of an agreed upon level; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; general economic conditions in the United States, Asia, Europe and other parts of the world, including the impact of income tax changes and debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; our ability to successfully implement our long-term strategic plans, including the continued growth of our KATE SPADE brand, our ability to sustain the recent improved performance in our LUCKY BRAND business, our ability to successfully improve the operations and results, creative direction and product offering at our JUICY COUTURE brand, and our ability to expand into markets outside of the US, such as China, Japan and Brazil, and the risks associated with such expansion; changes in the cost of raw materials, labor, advertising and transportation which could impact prices of our products; risks associated with the sale of the LIZ CLAIBORNE family of brands to J.C. Penney Corporation, Inc. and the licensing arrangement with QVC, Inc., including, without limitation, our ability to maintain productive working relationships with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result, and the dependence of our ADELINGTON DESIGN GROUP business on third party arrangements and partners; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; risks associated with the costs incurred in conjunction with our withdrawal from a multi-employer pension fund; risks associated with our arrangement to continue to operate our Ohio distribution facility with a third-party operations and labor management company that provides distribution operations services, including risks related to increased operating expenses, systems capabilities and operating under a third party arrangement; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; risks associated with the transition of the MEXX business to an entity in which we hold a minority interest and the possible failure of such entity that may make our interest therein of little or no value and risks associated with the ability of the majority shareholder to operate the MEXX business successfully, which will impact the potential value of our minority interest; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines, such as the KATE SPADE SATURDAY line, or enter new markets, such as China, Japan and Brazil or product categories, and risks related to such new lines, markets or categories; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited, which results in a single third party foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; whether we will be successful operating the KATE SPADE business in Japan and the risks associated with such operation; our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems, both owned and licensed, and with our third-party e-commerce platforms and operations; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers, both domestic and overseas, including service providers in the area of e-commerce; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and the outcome of current and future litigation and other proceedings in which we are involved. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this press release and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions, including those described in this press release, and in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012, filed with the SEC, and Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2013, to be filed with the SEC, including in the sections entitled “Item 1A-Risk Factors” and “Statement on Forward Looking Statements.” We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	March 30, 2013	% of	March 31, 2012	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$371,802	100.0%	$317,147	100.0%
Cost of goods sold	167,613	45.1%	138,040	43.5%
Gross Profit	204,189	54.9%	179,107	56.5%
Selling, general & administrative expenses	227,353	61.1%	212,049	66.9%
Operating Loss	(23,164)	(6.2)%	(32,942)	(10.4)%
Other expense, net	(1,865)	(0.5)%	(2,325)	(0.7)%
Loss on extinguishment of debt	(1,108)	(0.3)%	(2,858)	(0.9)%
Interest expense, net	(12,343)	(3.3)%	(12,340)	(3.9)%
Loss Before Provision for Income Taxes	(38,480)	(10.3)%	(50,465)	(15.9)%
Provision for income taxes	1,008	0.3%	1,265	0.4%
Loss from Continuing Operations	(39,488)	(10.6)%	(51,730)	(16.3)%
Discontinued operations, net of income taxes	(12,686)		(8,910)
Net Loss	$(52,174)		$(60,640)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations	$(0.33)		$(0.51)
Net Loss	$(0.44)		$(0.60)

Weighted Average Shares, Basic and Diluted (a)	119,032		101,104

______________

(a)    Because the Company incurred a loss from continuing operations for the three months ended March 30, 2013 and March 31, 2012, all potentially dilutive shares are antidilutive.  Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in thousands)

	Three Months Ended
	March 30, 2013	March 31, 2012
	(13 Weeks)	(13 Weeks)

Net Loss	$(52,174)	$(60,640)

Other Comprehensive (Loss) Income, Net of Income Taxes:
Cumulative translation adjustment, net of income taxes of $0	(4,545)	35
Unrealized losses on available-for-sale securities, net of income taxes of $0	-	(19)
Change in fair value of cash flow hedges, net of income taxes of $288 and $0, respectively	471	-
Comprehensive Loss	$(56,248)	$(60,624)

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	March 30, 2013	March 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$7,404	$79,706
Accounts receivable - trade, net	102,490	92,378
Inventories, net	219,974	176,692
Other current assets	52,319	59,309
Total current assets	382,187	408,085

Property and Equipment, Net	220,664	229,715
Goodwill	54,706	1,552
Intangibles, Net	128,340	116,976
Other Assets	40,384	40,500
Total Assets	$826,281	$796,828

Liabilities and Stockholders’ Deficit
Current Liabilities:
Short-term borrowings	$47,268	$4,543
Convertible Senior Notes	8,150	61,061
Other current liabilities	344,494	332,822
Total current liabilities	399,912	398,426

Long-Term Debt	383,312	331,920
Other Non-Current Liabilities	213,239	228,385
Stockholders’ Deficit	(170,182)	(161,903)
Total Liabilities and Stockholders’ Deficit	$826,281	$796,828

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Three Months Ended
	March 30, 2013	March 31, 2012
	(13 Weeks)	(13 Weeks)

Cash Flows from Operating Activities:
Net loss	$(52,174)	$(60,640)
Adjustments to arrive at loss from continuing operations	12,686	8,910
Loss from continuing operations	(39,488)	(51,730)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	18,081	20,111
Loss on asset disposals and impairments, including streamlining initiatives, net	1,358	4,982
Share-based compensation	2,080	3,452
Loss on extinguishment of debt	1,108	2,858
Foreign currency losses, net	6,311	2,033
Other, net	322	(100)
Changes in assets and liabilities:
Decrease in accounts receivable - trade, net	18,122	27,490
(Increase) decrease in inventories, net	(1,606)	16,878
Increase in other current and non-current assets	(627)	(3,126)
Decrease in accounts payable	(26,900)	(27,599)
Decrease in accrued expenses and other non-current liabilities	(45,696)	(28,804)
Net change in income tax assets and liabilities	694	2,489
Net cash provided by (used in) operating activities of discontinued operations	156	(6,028)
Net cash used in operating activities	(66,085)	(37,094)

Cash Flows from Investing Activities:
Purchases of property and equipment	(20,645)	(13,416)
Payments for in-store merchandise shops	(392)	(625)
Investments in and advances to equity investees	(3,000)	(3,000)
Other, net	(52)	(39)
Net cash used in investing activities of discontinued operations	(2,461)	-
Net cash used in investing activities	(26,550)	(17,080)

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit agreement	136,385	-
Repayment of borrowings under revolving credit agreement	(92,301)	-
Repayment of Euro Notes	-	(53,234)
Principal payments under capital lease obligations	(1,161)	(1,094)
Proceeds from exercise of stock options	395	5,473
Payment of deferred financing fees	(444)	(25)
Net cash provided by (used in) financing activities	42,874	(48,880)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,237)	2,824

Net Change in Cash and Cash Equivalents	(51,998)	(100,230)
Cash and Cash Equivalents at Beginning of Period	59,402	179,936
Cash and Cash Equivalents at End of Period	$7,404	$79,706

FIFTH & PACIFIC COMPANIES, INC.

SEGMENT REPORTING

(All amounts in thousands)

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Three Months Ended March 30, 2013 (13 Weeks)
JUICY COUTURE	$98,378	$(8,298)	(8.4)%
LUCKY BRAND	116,975	5,307	4.5%
KATE SPADE (b)	140,963	18,956	13.4%
Adelington Design Group	15,486	3,872	25.0%
Total - Reportable Segments	$371,802

		Segment	% of
	Net Sales	Adjusted EBITDA (a)	Sales
Three Months Ended March 31, 2012 (13 Weeks)
JUICY COUTURE	$110,200	$3,067	2.8%
LUCKY BRAND	100,413	(931)	(0.9)%
KATE SPADE (b)	86,447	16,510	19.1%
Adelington Design Group (c)	20,087	1,586	7.9%
Total - Reportable Segments	$317,147

____________

(a)         Segment Adjusted EBITDA excludes: (i) depreciation and amortization; (ii) charges due to streamlining initiatives and brand-exiting activities; and (iii) losses on asset disposals and impairments. In addition, Segment Adjusted EBITDA does not include Corporate expenses associated with the following functions: corporate finance, investor relations, communications, legal, human resources and information technology shared services and costs of executive offices and corporate facilities, which are included in Unallocated Corporate costs.  Refer to the table entitled “Reconciliation of Non-GAAP Financial Information” for further information.

(b)        Amounts include equity in the (losses) earnings of equity method investees of $(270) and $58 for the three months ended March 30, 2013 and March 31, 2012, respectively.

(c)         The following table provides a reconciliation of Adelington Design Group Net Sales to Adjusted Net Sales.

Three Months Ended
March 31, 2012
(13 Weeks)
Adelington Design Group Net Sales:
As Reported	$20,087
Brand-Exiting Activities	514
Adjusted Net Sales	$20,601

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of Segment Adjusted EBITDA to: (i) Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments; and (ii) Loss from Continuing Operations.

	Three Months Ended
	March 30, 2013	March 31, 2012
	(13 Weeks)	(13 Weeks)

Segment Adjusted EBITDA:
JUICY COUTURE	$(8,298)	$3,067
LUCKY BRAND	5,307	(931)
KATE SPADE	18,956	16,510
Adelington Design Group	3,872	1,586
Total Reportable Segments Adjusted EBITDA	19,837	20,232
Unallocated Corporate Costs	(17,369)	(20,568)
Other expense (a)	(1,595)	(2,383)

Less: Foreign currency transaction adjustments, net	1,099	2,033
Adjusted EBITDA, Net of Foreign Currency Transaction Adjustments	1,972	(686)

Foreign currency transaction adjustments, net	(1,099)	(2,033)
Depreciation and amortization, net (b)	(16,561)	(16,792)
Charges due to streamlining initiatives and brand-exiting activities, impairment of intangible assets and loss on asset disposals and impairments, net	(7,261)	(12,304)
Share-based compensation	(2,080)	(3,452)
Loss on extinguishment of debt, net	(1,108)	(2,858)
Interest expense, net	(12,343)	(12,340)
Provision for income taxes	1,008	1,265
Loss from Continuing Operations	$(39,488)	$(51,730)

______________

(a)         Amounts do not include equity in the (losses) earnings of equity method investees of $(270) and $58 for the three months ended March 30, 2013 and March 31, 2012, respectively.

(b)        Excludes amortization included in Interest expense, net.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) Loss from Continuing Operations to Adjusted Loss from Continuing Operations (a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations (a):

Three Months Ended
	March 30, 2013	March 31, 2012
	(13 Weeks)	(13 Weeks)

Loss from Continuing Operations	$(39,488)	$(51,730)
Streamlining initiatives and brand-exiting activities (b)	7,227	11,078
Loss on extinguishment of debt	1,108	2,858
Interest expense (c)	231	272
Benefit for income taxes	12,280	15,323
Adjusted Loss from Continuing Operations (a)	$(18,642)	$(22,199)

Operating Loss	$(23,164)	$(32,942)
Streamlining initiatives and brand-exiting activities (b)	7,227	11,078
Adjusted Operating Loss (a)	(15,937)	(21,864)

Adjusted interest expense, net (d)	(12,112)	(12,068)
Other expense, net	(1,865)	(2,325)
Benefit for income taxes (e)	(11,272)	(14,058)

Adjusted Loss from Continuing Operations (a)	$(18,642)	$(22,199)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations (a)(f)	$(0.16)	$(0.22)

___________

(a)         Adjusted Operating Loss excludes streamlining initiatives and brand-exiting activities.  In addition to those items, Adjusted Loss from Continuing Operations and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations exclude loss on extinguishment of debt and interest expense related to a multi-employer pension plan, which is payable over four years.

(b)        During the three months ended March 30, 2013 and March 31, 2012, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended
	March 30, 2013	March 31, 2012
	(13 Weeks)	(13 Weeks)

Payroll, contract termination costs, asset write-downs and other costs:
JUICY COUTURE	$2,248	$2,165
LUCKY BRAND	1,005	1,997
KATE SPADE	694	1,672
Adelington Design Group	329	2,145
Corporate	372	2,341

Store closure and other brand-exiting activities:
KATE SPADE	325	-
Adelington Design Group	(40)	758
JUICY COUTURE	(117)	-
LUCKY BRAND	(135)	-
Corporate	2,546	-
	$7,227	$11,078

(c)         Represents interest expense related to a multi-employer pension withdrawal liability, which is payable over four years.

(d)        Excludes interest expense of $231 and $272 for the three months ended March 30, 2013 and March 31, 2012 related to a multi-employer pension withdrawal liability, which is payable over four years.

(e)         Reflects a normalized tax rate based on estimated adjusted pretax loss.

(f)          As the Company incurred an adjusted loss from continuing operations for the three months ended March 30, 2013 and March 31, 2012, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

March 30, 2013

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$228,966

Outstanding Borrowings	44,084

Letters of Credit Issued	25,524
Available Capacity	$159,358

Excess Capacity (b)	$114,358

_______________

(a)              Availability under the prior revolving credit facility is the lesser of $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)             Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability under the prior revolving credit facility of $45 million.